MERCURY FINANCE COMPANY AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION

Overview

Mercury Finance Company ("Mercury") ("the Company") operates as a consumer finance business engaged in the acquisition of individual installment sales finance contracts from automobile dealers and retail vendors, extending short-term installment loans directly to consumers and sales of credit insurance and other related products.

As previously disclosed, on January 29, 1997 the Company announced that it would restate previously reported financial information for prior years and interim earnings for 1996 as a result of the discovery of accounting irregularities which caused the overstatement of earnings in 1994, 1995 and 1996. On July 15, 1997 Mercury released its audited December 31, 1996 balance sheet. However, due to issues related to the allocation of the recognition of credit loss expenses between the years 1994, 1995 and 1996, the release of the 1996 income statement has been delayed. As a result, the Company's discussion and analysis is limited to those analyses that can be made using the March 31, 1997 and December 31, 1996 balance sheets and the income statement for the three months ended March 31, 1997.

Following the announcement of the accounting irregularities, the Board of Directors removed the president and chief financial officer and hired a crisis management firm to act as interim senior management to 1) improve operations by stablizing branch activity, 2) reduce expenses particularly in the area of credit losses, 3) perform a thorough review of the company's financial records including the methodology utilized in accounting for credit losses and 4) assist the Board in mapping the future of Mercury Finance Company.

Mercury's total number of branches in operation at the end of 1996 and the first quarter of 1997 was 287 and 289, respectively. By June 1997, the Company had closed 38 locations in order to improve management oversight and reduce operating expenses in locations that were underperforming or duplicative.

FINANCIAL CONDITION

Finance Receivables

In light of the preceding discussion, Mercury set out to develop the appropriate accounting and management policy for the acquisition and collection of loans and the establishment of appropriate allowances for finance credit losses on loans. The Company has made the following improvements:

Reserve Accounting

Mercury originates direct consumer loans and acquires individual sales finance contracts from third party dealers. The sales finance contracts are generally acquired at a discount from the principal amount. This discount is generally referred to as a non-refundable dealer reserve. The amount of the discount is based on the credit risk of the borrower, the note rate of the contract and the competition faced by the Company in acquiring receivable contracts. Previously, it was deemed that the non-refundable dealer reserve was adequate to absorb the majority of losses on the acquired receivables. However, as the sub-prime market has evolved and become more competitive, the dealer reserve has proven to be inadequate to absorb all of the credit losses.

In the third quarter of 1996, Mercury adopted a new reserving methodology commonly referred to as "static pooling". The static pooling methodology provides that the Company stratify the components of its sales finance receivable portfolio (i.e. dealer reserve, principal loan balances and related loan charge-offs) into separately identified pools based on the period that the loans were acquired. Mercury defines a pool as loans acquired within a given month whereas others in the industry may use a quarterly basis. Dealer reserves are only utilized to offset credit losses within the same "pool" of loans.

In the fourth quarter of 1996, the Company further refined this methodology. Under this refinement, the dealer reserve is amortized and made available to absorb estimated credit losses over the life of the pool of receivables. With this methodology, the dealer reserve cannot be utilized to offset provision for finance credit losses immediately, but must be held to offset future losses. Management believes this method provides for a more appropriate matching of finance charge income and provision for finance credit losses. With the "pools" established on a monthly basis and the "release" of the dealer reserve over time, the financial statements are among the most conservative in the industry.

Reserve requirements for sales finance and direct receivables are calculated based on the estimated losses inherent in each category of delinquency (i.e. 30, 60, 90 and 120 days past due). These assumed losses are utilized to determine the projected cash flows from each impaired category. The projected cash flow is then discounted to estimate the net present value of the impaired loans. A reserve is established in an amount sufficient to reduce the book value of the impaired receivable to its net present value. Repossessed collateral is valued at an estimate of its net realizable value.


The finance receivables consist of direct financing and sales financing as follows as of March 31, 1997 and December 31, 1996:

                                    March 31,         %of           December 31,       % of
                                      1997          Total              1996           Total


Direct financing receivable       $  151,659        11.95%          $  152,633        11.63%
Sales financing receivable         1,117,535        88.05%           1,159,848        88.37%
Gross finance receivables          1,269,194       100.00%           1,312,481       100.00%

Unearned finance charges            (218,428)                         (228,405)
Unearned commissions,
  insurance premiums and
  insurance claim reserves            (8,326)                           (7,253)
Net finance receivables           $1,042,440                        $1,076,823


Certain activity that occurred during the three months ended March 31, 1997:

                                          Total


Originations                            $ 241,984

Cash collections                        $ 197,052

Charge-offs                             $  39,335


Allowance for Credit losses and Non-refundable Dealer Reserves

The following tables summarizes balances and activity in the non-refundable dealer reserves, allowance for credit losses, and charges to dealer reserves and related ratios for March 31, 1997 and December 31, 1996.

Allowance for finance credit losses and dealer reserves as of:

                                             March 31,              December 31,
                                               1997                    1996


Allowance for credit losses                $  111,584               $   97,762

Allowance as a percentage of
Total finance receivables outstanding
At end of period                                 9.91%                    8.42%

Dealer reserves                            $   80,677               $   89,378

Dealer reserves as a percentage
of total finance receivables out-
standing at end of period                        7.16%                    7.70%


The following activity occurred in the dealer reserves, allowance for finance credit losses, and charges to dealer reserves:

                                  Allowances for            Non-refundable
                                  Credit losses             Dealer reserve              Total


Balance at December 31, 1996         $ 97,762                  $  89,378             $  187,140
Provision for finance credit
  Losses                               30,462                       -                    30,462
Charge-offs/losses,
 net of recoveries                    (16,640)                   (22,695)               (39,335)
Discounts acquired                         -                      13,994                 13,994
Balance March 31, 1997               $111,584                   $ 80,677             $  192,261

Total finance receivables, net at March 31, 1997                                     $1,126,119

Allowance for credit losses/
dealer reserves to total finance
receivables, net at end of
period                                                                                    17.07%


The Company believes that the allowance for finance credit losses and non-refundable dealer reserve balances at March 31, 1997 are adequate.

Delinquencies and Repossessions

The Company generally suspends the accrual of interest when an account becomes 60 days or more contractually delinquent. The following table sets forth certain information with respect to the contractually delinquent receivables and repossessed assets (in thousands):

                                                   March 31,            December 31,
                                                     1997                  1996


Delinquent gross receivables                       $ 71,532                  $ 69,507
Repossessed assets                                    5,685                     6,700
Total                                              $ 77,217                  $ 76,207

Delinquent gross receivables to
gross finance receivables                              5.29%                     4.98%

Delinquent gross receivables and repossessed
Assets to gross finance receivables plus
Repossessed assets                                     5.68%                     5.43%

Loan collateral is repossessed when debtors are 120 days to 150 days late or more on payments. These automobiles are generally sold within 60 days at auction.

The Company instituted a recovery branch system during the first quarter of 1997, which is responsible for collecting the balances due on loans where the collateral has been liquidated and a deficiency balance exists.

Debt and liquidity

The Company has been acquiring loans by using the cash flow from cash collections on finance receivables and with funds drawn on its revolving line of credit. Prior to January 1997, Mercury also used commercial paper extensively to fund its operations.

The primary debt of the Company is in the form of senior commercial paper, senior term notes and subordinated debt, which totaled $1,015 million at March
31, 1997, and $1,036 million at December 31, 1996. As a result of the Company's announcement regarding the discovery of the accounting irregularities, the Company is in default of its credit agreements. During the three months ended
March 31, 1997 Mercury paid all accrued interest as it came due and has since entered into a forbearance agreement with its lenders, which terminates on October 1, 1997. In July 1997, Mercury repaid $86.5 million in principal on its debt.

In January 1997, Mercury established a $10 million unsecured line of credit with Bank of America in order repay commercial paper when it matured.

In February 1997, Mercury entered into an separate agreement with Bank of America Business Credit wherein Bank of America agreed to provide a $50 million line of credit collateralized by all of the finance receivables which expires
January 31, 1998. At March 31, 1997, $10 million was outstanding. The $10 million was repaid in the first quarter 1997 and no amounts are currently outstanding under the facility.

Disposition of Lyndon

On March 28, 1997, Mercury executed a Stock Purchase Agreement between Mercury
Finance Company and Frontier Insurance Group, Inc. for the sale of Lyndon to
Frontier. Lyndon's net income for the three months ended March 31, 1997 was $4,525. On June 3, 1997 Mercury executed and closed on the stock purchase agreement.


